Exhibit 99.1

Professional Diversity Network, Inc. Announces First Quarter 2017 Results

CHICAGO, May 15, 2017 (GLOBE NEWSWIRE) -- Professional Diversity Network, Inc. (NASDAQ:IPDN) (“PDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals , announced financial results for the quarter ended March 31, 2017:

Highlights of Q1 Results

•	PDN Career Network business revenue grew 4.2% to $725,000 compared to first quarter 2016
•	Noble Voice Education business revenue grew 13.4% to $1,724,000 compared to first quarter 2016
•	New China Education and Training business generated revenue of $324,000

"The first quarter of 2017 was transformative for PDN, with the commencement of our China education and training business, the first stage of the plan envisioned by Cosmic Forward Limited ("CFL"), our investor group that acquired majority ownership interest in the Company during the fourth quarter of 2016. We believe this launch will help establish a base from which PDN will grow and become profitable." said Michael Wang, PDN Chief Executive Officer.

He continued, "We experienced revenue growth in our PDN Network and Noble Voice businesses period-over-period and have a stronger balance sheet compared to December 31, 2016, as a result of an additional investment of $3.0 million from Cosmic Forward Limited, which increased its ownership percentage in the Company to 54.64%.  We previously announced our intention to launch the first of three new business initiatives in China, during the first quarter of 2017.  In fact, we achieved this stated goal, launching our first education and training event in March –
 and we exceeded our internal goals for revenue and profitability.   Early in the second quarter, we successfully expanded these activities in China. Based on our continuing efforts toward restructuring our US-based activities, we hope to achieve an operating profit by mid-2018."

 Mr. Wang concluded, "The significant net losses and decreased revenues, compared to the previous year's first quarter, were unfortunately expected and are part-and-parcel of the process of restructuring and transforming our US-based businesses."

During the quarter, revenues declined $1.7 million, to $5.6 million, compared to the same period in 2016.  The revenue decline was primarily due to the elimination of unprofitable revenues in our NAPW membership segment, as we focus on creating higher "life time value" of the NAPW memberships we sell by enhancing our membership value and brand positioning.  Total costs and expenses increased to $9.3 million, compared to $9.2 million in the same period in 2016.  The period-over-period increase was primarily caused by G&A expenses supporting the change-of-control and investment by CFL and the continuing restructuring and rebuilding of the Company's US-based businesses.  Included in the expenses is approximately $1.4 million that we do not expect to recur, offset by significant decreases in all other cost and expense categories.  Excluding these non-recurring costs, total costs and expenses would have declined significantly compared to the year-ago quarter.

Loss from operations increased to $3.7 million compared to $1.9 million for the same quarter in 2016, primarily as a result of non-recurring costs and the decrease in revenue at NAPW.  Commensurately, Net Loss increased $1.7 million, to $3.1 million, while Net Loss Per Common Share remained flat at $0.80 compared to the first quarter of last year.

Following are highlights of the activities and development in each of our business segments:

NAPW

For the first quarter 2017, NAPW revenue declined 44% ($2.3 million) compared to the same quarter of 2016.  This significant decline is primarily a result of management efforts to downsize the sales team at NAPW, and to focus on: 1) the elimination of unprofitable revenue streams and 2) rebuilding a foundation to grow membership based on increasing the value of an NAPW membership through better services, and brand positioning.  These ongoing efforts, together with cash management activities that impacted lead generation spending in the quarter, also resulted in further decline in new membership bookings compared to the same quarter in 2016. This decline in new membership bookings will continue to negatively impact NAPW's revenue for several quarters, as a function of the amortization of revenue deferral of prior period bookings.

We believe the restructuring efforts and rebuilding of NAPW’s digital marketing capabilities are beginning to show positive signs in brand awareness and member engagement as evidenced by significant increases in several of our internal Key Performance Indicators (KPIs).  As our brand building and digital and content marketing initiatives continue, combined with a strategic and purposeful rebuild of the sales force, we expect to see improvements in NAPW’s long term performance. Due to the nature of key elements of the NAPW restructuring and rebuilding initiatives, we expect revenue to stabilize in 2017 and to begin to improve in early 2018.  We believe we are executing the appropriate strategy that will allow us to optimize the performance of the NAPW business and position it for sustained long-term success.

PDN Network and Noble Voice

We also made significant changes in operations of our PDN Network and Noble Voice businesses, which we have long believed have the potential for growth but which have historically lagged our NAPW segment in terms of revenue generation.  During the first quarter, the PDN Network and Noble Voice businesses combined to represent more than 43% ($2.4 million) of our overall revenue, with PDN Network revenue growing more than 4% ($28 thousand) and Noble Voice revenue growing more than 13% ($204 thousand), period-over-period.

In January 2017, we unified the management of PDN Network and Noble Voice, to align with management's original vision for these businesses when we first purchased Noble Voice, in late 2014.  We believe integration of Noble Voice and PDN Network businesses will facilitate capture of natural synergies between the Noble Voice call center operations and the PDN Network recruiting business, ultimately creating new revenue opportunities and allowing us to move into new markets.   Noble Voice is currently matching over 6,000 job seekers a day to one or more career opportunities, and providing continuing education advice to job seekers who may benefit from a more advanced degree or certification. We have invested in technology to provide multiple career matches per job seeker, and in management systems to provide greater value to diverse job seekers and our employment clients.

We believe the period-over-period growth seen in the first quarter of 2017 is an early affirmation of our decision to unify management of these businesses. Favorable market trends in career and education service categories have helped our matching and placement rates, and we are adding more telesales representatives and increasing our B2B marketing efforts using advanced technologies, such as Artificial Intelligence for email marketing to meet growing demand.

China Operations

We began our China Operations' education and training business on March 25, 2017, when we held our first publicly available education/training session.  That session attracted approximately 2,300 paying attendees and generated $324,000 in revenue.  We held three additional events in April, which attracted approximately 3,000 attendees, and plan to hold up to twenty similar events over the balance of this year.  Management strongly believes in the viability of our China Operations model, which forms the basis for the substantial investment made by CFL.  We are excited about the team we have assembled to execute this strategy, and believe our early results confirmed our plans.

We plan to launch our China-based women's networking business over the summer months in 2017, and our international education support business in the fourth quarter of 2017.

While expansion into China has added to our expense structure, we believe that increased revenues will offset the costs associated with China expansion in the subsequent quarters of 2017 and beyond. The Company is implementing an asset light approach towards building significant operations in China and while we have invested in staff and offices, we have not had to make any investments in acquisitions or large infrastructure projects.

In his concluding remarks, Michael Wang, the Company’s CEO, noted, “Our efforts to refine domestic operations are making progress with two of our three operating units achieving revenue increases in the quarter.  Our NAPW business is also making qualitative improvements to increase the lifetime value of our members, a key performance indicator for our future success.  What is most important is that our efforts to launch our commercial activities in China have surpassed our internal goals for attendance, revenue and profitability.  We are accelerating our activities in the second quarter and feel very positive about the future stability of our U.S. operations and our potential for future long-term growth from commercial activities in China.”

Jim Kirsch, the Company’s Executive Co-Chairman, added, “We have worked hard to put the Company in a position to sustain reasonable growth in the U.S. while seeking new growth internationally.  We have an exceptional group of people, both in the US and China, who are committed to creating value for our shareholders, members and business partners.  I firmly believe that the good work we are doing for our society, helping people achieve their professional aspirations, with both job opportunities and continuing education advisory services are directly aligned with being a very profitable company. Furthermore, I am impressed with our quick start out of the gate in China and the vast potential the China expansion has for our future. I want to express my personal gratitude to all who have supported the Company along its journey.”

Professional Diversity Network, Inc.
Consolidated Balance Sheets

	March 31,	December 31,
	2017	2016
	(Unaudited)
Current Assets:
Cash and cash equivalents	$5,562,237	$6,068,973
Accounts receivable, net	2,661,755	2,170,529
Incremental direct costs	418,795	423,023
Prepaid expenses and other current assets	667,043	957,140
Total current assets	9,309,830	9,619,665

Property and equipment, net	276,019	277,534
Capitalized technology, net	108,408	173,368
Goodwill	20,201,190	20,201,190
Intangible assets, net	8,466,339	9,183,439
Merchant reserve	1,426,927	1,426,927
Security deposits	175,375	220,754
Other assets	-	35,000
Total assets	$39,964,088	$41,137,877

Current Liabilities:
Accounts payable	$1,190,956	$2,172,332
Accrued expenses	1,259,629	962,172
Deferred revenue	5,431,317	5,485,599
Total current liabilities	7,881,902	8,620,103

Deferred tax liability	2,998,519	3,653,274
Deferred rent	54,275	55,718
Other liabilities	18,951	33,159
Total liabilities	10,953,647	12,362,254

Commitments and contingencies

Stockholders' Equity
Common stock, $0.01 par value; 45,000,000 shares authorized; 3,934,616 shares and 3,623,899 shares issued as of March 31, 2017 and December 31, 2016, respectively; and 3,931,838 shares and 3,619,338 shares outstanding as of March 31, 2017 and December 31, 2016, respectively	39,329	36,204
Additional paid in capital	79,568,158	76,234,772
Accumulated other comprehensive loss	(112)	-
Accumulated deficit	(50,559,817)	(47,458,236
Treasury stock, at cost; 1,048 shares at March 31, 2017 and December 31, 2016	(37,117)	(37,117
Total stockholders' equity	29,010,441	28,775,623

Total liabilities and stockholders' equity	$39,964,088	$41,137,877

Professional Diversity Network, Inc.
Consolidated Statements of Operations

	Three Months Ended March 31,
	2017	2016

Revenues
Membership fees and related services	$2,815,496	$5,040,174
Lead generation	1,724,167	1,519,591
Recruitment services	658,544	623,309
Product sales and other	46,368	86,993
Education and training	324,204	-
Consumer advertising and marketing solutions	65,702	73,076
Total revenues	5,634,481	7,343,143

Costs and expenses:
Cost of revenues	700,646	884,745
Sales and marketing	3,254,897	3,821,576
General and administrative	4,534,502	3,168,417
Litigation settlement	-	500,000
Depreciation and amortization	835,830	867,010
Total costs and expenses	9,325,875	9,241,748

Loss from operations	(3,691,394)	(1,898,605)

Other (expense) income
Interest expense	(12,399)	(389)
Interest and other income	2,250	1,132
Other finance costs	(2,324)	-
Other (expense) income, net	(12,473)	743

Loss before income tax benefit	(3,703,867)	(1,897,862)
Income tax benefit	(602,286)	(458,224)
Net loss	(3,101,581)	(1,439,638)

Other comprehensive loss:
Foreign currency translation adjustment	(112)	-
Comprehensive loss	$(3,101,693)	$(1,439,638)

Net loss per common share, basic and diluted	$(0.80)	$(0.80)

Weighted average shares used in computing net loss per common share:
Basic and diluted	3,870,386	1,808,314

The following table provides a reconciliation of Adjusted EBITDA to Net Loss, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended
	March 31,
	2017	2016
	(in thousands)
Net loss	$(3,102)	$(1,440)
Stock-based compensation expense	516	57
Litigation settlement	-	500
Depreciation and amortization	836	867
Interest expense	12	-
Interest and other income	(2)	(1)
Income tax benefit	(602)	(458)
Adjusted EBITDA	$(2,342)	$(475)

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States and China including Noble Voice, a career placement and career counseling call center and National Association of Professional Women (NAPW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," “plan,” "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on "Investor Relations."

CONTACT: Professional Diversity Network, Inc.

Chris Wesser – EVP and Secretary
cwesser@prodivnet.com
516-659-8560

Jim Kirsch – Co Executive Chairman
jkirsch@prodivnet.com
312-614-9021